                                                                     EXHIBIT 2.1

                              ACQUISITION AGREEMENT

         ACQUISITION AGREEMENT dated as of May 29, 2002 (this "Agreement"), by and among Private Capital Investors, Inc., a corporation organized under the laws of the State of Florida (the "Company"); ZIM Technologies International, Inc., a corporation organized under the laws of Canada ("ZIM"); and certain shareholders of the Company listed on signature pages to this Agreement (the "Company Shareholders").

                                    RECITALS

         A. ZIM is a privately held company engaged in the business of developing and marketing various types of software.

         B. ZIM desires to become a publicly traded company in order to enhance its access to capital and its ability to consummate acquisitions of other businesses.

         C. The Company is a public company in the United States by virtue of the registration of its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         D. The board of directors of each of the Company and ZIM have approved the acquisition of ZIM by the Company and a series of related transactions designed to cause ZIM to become a publicly traded company, as more fully described in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound, the parties hereby agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

         SECTION 1.01. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below:

         "Acquisition Proposal" has the meaning set forth in Section 6.05.

         "Affiliate" of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person.

         "Amalgamated Company" has the meaning set forth in Section 2.02.

         "Amalgamation" has the meaning set forth in Section 2.01.

         "Amalgamation Agreement" has the meaning set forth in Section 2.02.

         "Amalgamation Subsidiary" has the meaning set forth in Section 2.01.

         "Benefit Plan" has the meaning set forth in Section 4.18.

         "CBCA" means the Canada Business Corporation Act.

         "Closing" has the meaning set forth in Section 2.03.

         "Closing Date" has the meaning set forth in Section 2.03.

         "Company" means Private Capital Investors, Inc., a Florida corporation.

         "Company Approvals" has the meaning set forth in Section 5.04.

         "Company Common Shares" means the common shares in the capital of the Company, which shares will be created concurrently with the Continuance.

         "Company Options" has the meaning set forth in Section 2.05.

         "Company Reports" has the meaning set forth in Section 5.09.

         "Company Shareholders" means the shareholders of the Company listed on the signature pages to this Agreement.

         "Company Shares" means shares of the Company's common stock, par value US$.001 per share (prior to the Continuance) and the Company's common shares (after the Continuance).

         "Company Special Shares" means the special shares in the capital of the Company, which shares will be created concurrently with the Continuance.

         "Continuance" has the meaning set forth in Section 2.06.

         "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

         "Damages" has the meaning set forth in Section 8.03.

         "Effective Date" has the meaning set forth in Section 2.02.

         "Exchange Act" has the meaning set forth in Recital C to this Agreement.

         "Exchange Ratio" has the meaning set forth in Section 2.02.

         "Expiration Date" has the meaning set forth in Section 2.02."Exchange Act" has the meaning set forth in Recital C to this Agreement.

         "GAAP" means generally accepted accounting principles, as in effect in the United States (in the case of the Company, until its continuance) and in Canada (in the case of ZIM, ZIM and the Company, after continuance).

         "Global" means Global Intermatch, Inc., a Minnesota corporation.

         "Governmental Entity" shall mean any government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, including any federal, state, provincial or local governmental entity.

         "Intellectual Property" has the meaning set forth in Section 4.16.

         "Knowledge" means actual knowledge of a Person.

         "Liens" means any mortgage, pledge, lien, charge, security interest, encumbrance or restriction.

         "Lock-Up Agreement" has the meaning set forth in Section 3.04.

         "Material Adverse Effect" means any change, effect, event, development or circumstance which, individually or when taken together with all other changes, effects, events, developments or circumstances, causes or results, or could reasonably be expected to cause or result a material adverse effect on the business, financial condition or prospects of a Person.

         "Material Contracts" has the meaning set forth in Section 4.14.

         "Matter" has the meaning set forth in Section 8.03.

         "Person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, trust, association, citizens' group or other entity or a political subdivision, agency or instrumentality of a government.

         "Related Transactions" has the meaning set forth in Section 2.092.06.

         "SEC" means the U.S. Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Special Share Exchange Ratio" has the meaning set forth in Section
         2.02.

         "Subsidiary" means any corporation, partnership, joint venture, association or other entity in which a Person owns more than 50% of the direct or indirect equity or ownership interests of such entity.

         "Tax" has the meaning set forth in Section 4.08.

         "Transactions" has the meaning set forth in Section 3.01.

         "ZIM" means ZIM Technologies International, Inc., a corporation organized under the CBCA.

         "ZIM Approvals" has the meaning set forth in Section 4.04.

         "ZIM Common Shares" means the issued and outstanding common shares in the capital of ZIM.

         "ZIM Due Diligence Materials" means the documents contained in the books delivered by ZIM to the Company pursuant to the due diligence request provided by the Company to ZIM as well as all information disclosed in writing to the Company by ZIM or its agents (which shall include information disclosed through electronic mail communication).

         "ZIM Financial Statements" has the meaning set forth in Section 4.09.

         "ZIM Options" has the meaning set forth in Section 2.04.

         "ZIM Permits" has the meaning set forth in Section 4.06.

         "ZIM Shares" means collectively, the ZIM Common Shares and the ZIM Special Shares.

         "ZIM Special Shares" means the issued and outstanding special shares in the capital of ZIM.

                                   ARTICLE II
                    THE AMALGAMATION AND RELATED TRANSACTIONS

         SECTION 2.01. AMALGAMATION. Subject to the terms and conditions set forth in this Agreement, the Company will acquire all of the ZIM Common Shares and all of the ZIM Special Shares through an amalgamation (the "Amalgamation") involving the Company, a newly formed subsidiary of the Company (the "Amalgamation Subsidiary") and ZIM in accordance with the provisions of this
Article II.

         SECTION 2.02. TERMS OF AMALGAMATION. Upon the fulfillment of the conditions set forth in Article VII, the parties will complete the Amalgamation on the following terms and conditions:

                  (a) The Company will incorporate the Amalgamation Subsidiary, as wholly owned subsidiary, under the CBCA.

                  (b) The Company, Zim and the Amalgamation Subsidiary shall enter into the amalgamation agreement in the form of Exhibit A to this Agreement (the "Amalgamation Agreement").

                  (c) The Amalgamation Subsidiary and Zim will amalgamate under subsection 182(1) of the CBCA to create a new corporate entity (the "Amalgamated Company"), by filing articles of amalgamation in accordance with the provisions of the Amalgamation Agreement.

                  (d) Upon the effective date (the "Effective Date") of the Amalgamation, each outstanding Zim Common Share will be exchanged for one Company Common Share and each outstanding Zim Special Share will be exchanged for one Company Special Share. All of the Zim Special Shares and Zim Common Shares will be cancelled.

                  (e) Upon the Effective Date of the Amalgamation, all of the outstanding shares of the Amalgamation Subsidiary shall become outstanding shares of the Amalgamated Company and shall continue to be held by the Company.

         SECTION 2.03. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Borden Ladner Gervais LLP, Ottawa, Canada. The date of the Closing is hereinafter referred to as the "Closing Date."

         SECTION 2.04. ADJUSTMENTS TO REFLECT CHANGES IN ZIM CAPITALIZATION.

                  (a) Except as provided in Section 2.04(b), in the event that Zim issues additional Zim Shares after the date of this Agreement, then the Company shall be authorized to issue a stock dividend to the holders of the outstanding Company Shares so that the holders of the Company Shares immediately prior to the Closing shall hold 2.64% of the Company Shares immediately after the Effective Date (assuming that all outstanding rights, warrants and options to acquire Zim Shares ("Zim Options") outstanding as of the Effective Date and all options reserved for grant under Zim's employee stock option plan but not yet granted have been exercised).

                  (b) The Company shall not be authorized to issue the stock dividend described in Section 2.04(a) in respect of (i) the issuance of an unlimited number of Zim Special Shares provided that such shares are sold to investors at a minimum price of CDN$1.00 per share, and (ii) the issuance of an unlimited number of ZIM Common Shares, provided that such shares are issued at a minimum of CDN$1.00 per share or if the price is less than CDN$1.00 per share such shares are issued upon the exercise of ZIM options granted on or before May 1, 2001.

         SECTION 2.05. EXCHANGE OF ZIM OPTIONS. Prior to the Effective Date, the Company shall offer the holders of the Zim Options the right to exchange their Zim Options for options to acquire common shares of the Company (the "Company Options"). The terms and conditions of the Company Options will be identical to the Zim Options, except that they will entitle the holders to acquire Company Common Shares in lieu of Zim Common Shares. The offer will be contingent upon the consummation of the Amalgamation.

         SECTION 2.06. RELATED TRANSACTIONS. The Company will use its best efforts to complete the following actions (the "Related Transactions") as promptly as possible following the execution of this Agreement:

                  (a) DISTRIBUTION OF COMPANY SHARES BY GLOBAL INTERMATCH, INC. One of the Company Shareholders, Global Intermatch, Inc. ("Global"), will distribute 90,000 Company Shares to its shareholders.

                  (b) CONTINUANCE. The Company will file Articles of Continuance under the CBCA so that the Company becomes a corporation organized under the CBCA (the "Continuance").

                  (c) CHANGE OF NAME. The Company will change its name to "ZIM Corporation".

                                  ARTICLE III
                             ADDITIONAL AGREEMENTS

         SECTION 3.01. PREPARATION OF SEC FILINGS.

                  (a) The Company will use its best efforts to prepare and file with the Securities and Exchange Commission (the "SEC") the registration statements and other filings which the Company is required to file with the SEC in order to consummate the Amalgamation and Related Transactions (the "Transactions"). The Company will file with all Canadian securities commissions, except in the province of Quebec (the "Canadian Securities Commissions"), all filings which the Company is required to file with the Canadian Securities Commissions in order to consummate the Transactions. The parties acknowledge that the required filings include registration statements pursuant to which the Company will register under the Securities Act: (i) the distribution of 90,000 Company Shares by Global to the shareholders of Global;
(ii) the deemed issuance of the shares by the Company as a result of the Continuance of the Company under the CBCA; and (iii) the issuance of the Company Common Shares and the Company Special Shares by the Company pursuant to the Amalgamation.

                  (b) The Company Shareholders and Zim shall cooperate with the Company in preparing the required SEC filings by providing any information and documentation reasonably required by the Company in order to prepare such filings.

                  (c) As promptly as reasonably practicable following the date hereof, the Company shall prepare and file a registration statement on Form S-4 (the "Form S-4") with respect to the issuance of the Company Common Shares and the Company Special Shares pursuant to the Amalgamation. Zim shall cooperate with the Company in connection with the preparation and filing of, and provide all information reasonably required by the Company for inclusion in, the Form S-4. The Form S-4, and the prospectus contained therein and made a part thereof, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Company shall use reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Amalgamation and the transactions contemplated thereby. The Company shall, as promptly as practicable after receipt thereof, provide Zim copies of any written comments and advise them of any oral comments, with respect to the Form S-4 received from the SEC. The Company will provide Zim with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and will provide Zim with a copy of all such filings made with the SEC. The Company shall also take any action required to be taken under the state securities and blue sky laws of all jurisdictions that are applicable to the issuance of the Company Common Shares and the Company Special Shares pursuant to the Amalgamation, and Zim shall furnish all information concerning Zim and the holders of Zim Shares as may be reasonably requested in connection with any such action. The Company will advise Zim promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Company Common Shares or Company Special Shares issuable in connection with the Amalgamation for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4. If at any time prior to the Closing Date any information relating to the Company or Zim, or any of their respective affiliates, officers or directors, should be discovered by the Company or Zim which should be set forth in an amendment or supplement to the Form S-4 so that the Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Zim.

         SECTION 3.02. OTHER FILINGS WITH GOVERNMENTAL ENTITIES. Each of the parties shall promptly prepare and make all other filings required to be made by any of them in order to consummate the Transactions.

         SECTION 3.03. COMMITMENTS OF COMPANY SHAREHOLDERS. The Company Shareholders will vote to approve the Transactions, to the extent that the approval of the Company Shareholders is required.

         SECTION 3.04. LOCK-UP AGREEMENT. Within ten (10) days of the date of this Agreement, the Company shall arrange for Stuart Cooper, Cooper Family Holdings, Pasadena Investments Limited, Thornhill Consulting Limited and Global to enter into a Stock Restriction Agreement in the form of Exhibit B to this Agreement (the "Lock-Up Agreement").

         SECTION 3.05. REPORTS UNDER THE EXCHANGE ACT. With a view to making available to the shareholders of Zim the benefits of Rule 145(d) promulgated under the Securities Act and any other rules and regulations of the SEC which may permit the sale of the Company Shares to the public without registration, the Company agrees to do the following:

                  (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

                  (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and the Exchange Act, at all times after the effective date of this Agreement; and

                  (c) Furnish to any Zim Shareholder (including any transferee of a Zim Shareholder), so long as such shareholder owns any Company Common Shares or Company Special Shares, forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any such shareholder of any rule or regulation of the SEC which permits the selling of any such securities without registration.

         SECTION 3.07. LISTING OF COMPANY STOCK. The Company shall use its reasonable best efforts to have authorized for listing on the OTC Bulletin Board, or such other national exchange on which the Company Shares may subsequently become listed, the Company Shares issuable pursuant to the Amalgamation (including the Company Common Shares issuable upon conversion or exchange of the Company Special Shares.)

                                   ARTICLE IV
               REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF ZIM

         Zim hereby represents and warrants to and covenants and agrees with the Company and the Company Shareholders as follows:

         SECTION 4.01. ORGANIZATION AND QUALIFICATION.

         Zim and each of its Subsidiaries: (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted; and (iii) is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing or to have such power or authority would not constitute a Material Adverse Effect. True and complete copies of the Articles of Incorporation and the By-laws (or other comparable governing documents) of Zim and each of its Subsidiaries have been delivered to the Company.

         Set forth on Schedule 4.01 is a list of each of the Subsidiaries of Zim, including a description of the interest of Zim in each Subsidiary.

         SECTION 4.02. CAPITALIZATION.

                  (a) The authorized capital stock of Zim consists of an unlimited number of Zim Common Shares and an unlimited number of Zim Special Shares. As of the date of this Agreement: (i) 33,183,921 Zim Common Shares and 5,163,500 Zim Special Shares were issued and outstanding; and (ii) no Zim Shares are, or ever have been, held in the Zim's treasury. All outstanding Zim Shares are validly issued, fully-paid and nonassessable and are not subject to preemptive rights.

                  (b) Each of the Zim Options is listed on Schedule 4.02. Except for the Zim Options listed on Schedule 4.02, as of the date of this Agreement, there are no outstanding rights, warrants, options, subscriptions, calls, rights, commitments or any other agreements to which Zim or any of its Subsidiaries is a party or by which Zim or any of its Subsidiaries is bound which obligate Zim or any of its Subsidiaries to: (A) issue, deliver or sell or cause to be issued, delivered or sold any additional Zim Shares or any other capital stock of Zim or any of its Subsidiaries or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any Zim Shares or any other capital stock of Zim or its Subsidiaries; or (B) purchase, redeem or otherwise acquire any Zim Shares and any other capital stock of the Zim or its Subsidiaries. Except as described in the Zim Due Diligence Materials, there are no outstanding contractual obligations of Zim or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Zim Shares or any other capital stock of Zim or its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

                  (c) To the knowledge of Zim, except as described in the Zim Due Diligence Materials, there are no voting trusts or shareholder agreements to which Zim or its Subsidiaries or any Zim Shareholder is a party with respect to the capital stock of Zim or its Subsidiaries.

         SECTION 4.03. AUTHORIZATION AND VALIDITY OF AGREEMENT. Zim has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions in accordance with the terms of this Agreement. The Board of Directors of Zim has duly authorized the execution, delivery and performance of this Agreement by Zim. This Agreement has been duly and validly executed and delivered by Zim and constitutes the legal, valid and binding obligation of Zim, enforceable against Zim in accordance with its terms, except as enforcement thereof may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar law affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 4.04. CONSENTS AND APPROVALS. Except as described in the Zim Due Diligence Materials, all consents, waivers, registrations, certificates, approvals, grants, franchises, concessions, permits, licenses, exceptions or authorizations of, or declarations or filings with, or notices or reports to,
(a) any Governmental Entity and (b) any other Person (including, but not limited to, any party to a contract or other agreement or commitment of Zim or its Subsidiaries) (collectively, the "Zim Approvals"), which Zim or its Subsidiaries must obtain or make in order to consummate the Transactions have been obtained and are in full force and effect, and Zim or its Subsidiaries is in full compliance with each of such Zim Approvals.

         SECTION 4.05. NO VIOLATION. Assuming the receipt of all Zim Approvals, the execution, delivery and performance of this Agreement by Zim and the consummation by Zim of the Transactions will not: (a) conflict with or violate the organizational documents of Zim; (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any material Lien on any assets or property of Zim or its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Zim or its Subsidiaries is a party or by which Zim or its Subsidiaries or any of their respective assets or properties are bound, other than such items which would not have a Material Adverse Effect on Zim or (c) conflict with or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Zim or its Subsidiaries, or any of their assets and properties, other than conflicts or violations which would not have a Material Adverse Effect on Zim.

         SECTION 4.06. LICENSES AND PERMITS. Each license, franchise, permit, registration or other similar governmental authorization affecting, or relating in any way to, the business of Zim or its Subsidiaries, together with the name of the Governmental Entity issuing such authorization (the "Zim Permits") are valid and in full force and effect, will not be terminated or impaired or become terminable as a result of the Transactions. Zim and its Subsidiaries hold all Permits necessary for the conduct of their business and the use of their properties.

         SECTION 4.07. COMPLIANCE WITH LAWS. Except as described in the Zim Due Diligence Materials, Zim and its Subsidiaries are in material compliance with all applicable federal, state, provincial, local or foreign statutes, rules, regulations, decrees, ordinances, code requirements or orders of any Governmental Entity or rules of common law, other than violations which would not have a Material Adverse Effect on Zim.

         SECTION 4.08. TAXES.

                  (a) For purposes of this Agreement: (i) "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem (including real property, tangible and intangible taxes), stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges; and (ii) "Tax Returns" means all reports and returns (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Governmental Entity in any foreign or domestic jurisdiction relating to Taxes.

                  (b) Except as disclosed in the Zim Due Diligence Materials and items which would not have a Material Adverse Effect on Zim, (i) Zim and its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) Zim and its Subsidiaries have paid or deposited or made adequate provision in Zim's consolidated financial statements for the payment of all Taxes required by the Tax Returns referred to in clause (i) above, including Taxes that Zim and its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; (iii) as of the date of this Agreement, there are no pending or, to the Knowledge of Zim, threatened (in writing or otherwise) audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to Zim and its Subsidiaries; (iv) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against Zim or its Subsidiaries; (v) there are no material Liens for Taxes upon the assets of Zim or its Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings; (vi) no extension of the statute of limitations on the assessment or allocation of any Taxes has been granted by Zim or its Subsidiaries and is currently in effect; (vii) all Taxes required to be withheld, collected or deposited by or with respect to Zim or its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required have been paid to the relevant taxing authority; (viii) there are no requests for information currently outstanding that could affect the Taxes of Zim or its Subsidiaries; (ix) there are no proposed reassessments of any property owned by Zim or its Subsidiaries or other Persons that could increase the amount of any Tax to which Zim or its Subsidiaries or any such Person would be subject; (x) Zim or its Subsidiaries is not a party to nor is obligated to make payments under a Tax sharing agreement with respect to the payment of Taxes; and (xi) neither Zim nor its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group for Tax purposes other than one of which Zim was the common parent.

         SECTION 4.09. FINANCIAL STATEMENTS AND REPORTS. The consolidated balance sheets of Zim as of May 31, 2001, 2000 and 1999, and the related statements of operations, stockholders' equity and cash flow for each of the years then ended, delivered to the Company, present fairly, in all material respects, the consolidated financial position of Zim as of the dates thereof and its results of operations and changes in financial position for the periods then ended in conformity with GAAP applied on a consistent basis throughout the periods then ended.

         SECTION 4.10. PROPERTIES AND ASSETS. As of the date of this Agreement, Zim and its Subsidiaries has good and marketable title to all the properties and assets, tangible and intangible, owned by them, subject to no material Liens, except for Liens for taxes and governmental charges not yet due, and Liens disclosed in the Zim Due Diligence Materials. Except as aforesaid, the assets and properties owned by Zim and its Subsidiaries at the Closing shall be free and clear of any material Liens (other than Liens arising in the ordinary course of business).

         SECTION 4.11. DISCLOSURE OF LIABILITIES. Except for liabilities which have been incurred since May 31, 2001, in the ordinary course of business or disclosed in the Zim Due

Diligence Materials, Zim and its Subsidiaries have not incurred any liability of any material nature (whether accrued, absolute, contingent or otherwise) since May 31, 2001.

         SECTION 4.12. LITIGATION. Except as disclosed in the Zim Due Diligence Materials, there is no action, suit, claim, investigation or proceeding pending against, or to the knowledge of Zim, threatened or contemplated against or affecting Zim or its Subsidiaries, or their assets or properties before any court or arbitrator or any Governmental Entity.

         SECTION 4.13. REAL PROPERTY LEASES. The Zim Due Diligence Materials include true and correct copies of each material lease for real property to which Zim or its Subsidiaries is a party. Each such lease is in full force and effect and neither Zim, its Subsidiaries nor the other party to such lease is in default thereunder.

         SECTION 4.14.  MATERIAL CONTRACTS.

                  (a) The Zim Due Diligence Materials include true and correct copies of each of the following contracts and agreements of Zim and its Subsidiaries (such contracts and agreements being "Material Contracts"):

                           (i)      all material distributor, dealer, agency,
sales promotion, market research, marketing, consulting and advertising contracts and agreements to which Zim or its Subsidiaries is a party;

                           (ii)     all management contracts, employment
contracts and contracts with independent contractors or consultants (or similar arrangements) to which Zim or its Subsidiaries is a party, and all Benefit Plans;

                           (iii)    all material contracts and agreements
relating to indebtedness of Zim or its Subsidiaries or to any direct or indirect guaranty by Zim or its Subsidiaries of indebtedness of any other Person;

                           (iv)     all material joint venture contracts or
similar arrangements or agreements which involve the showing of profits or payments;

                           (v)      all material license agreements, either as
licensor or licensee, or other similar contracts or commitments;

                           (vi)     all material contracts and agreements for
the sale or other transfer of any assets, property or rights of Zim or its Subsidiaries;

                           (vii)    all material contracts or arrangements
providing for the maintenance or support of the products, services or supplies;

                           (viii)   all contracts or arrangements providing for
any capital expenditures or addition to property, plan or equity in excess of $25,000;

                           (ix)     all material contracts, agreements,
commitments, written understandings or other arrangements with any Governmental Entity, to which Zim or its Subsidiaries is a party;

                           (x)      all material contracts and agreements that
limit or purport to limit the ability of Zim or its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time; and

                           (xi)     all other material contracts and
agreements, whether or not made in the ordinary course of business, which are material to Zim or its Subsidiaries, or the conduct of the business of Zim or its Subsidiaries.

                  (b) Each Material Contract: (i) is legal, valid and binding on Zim or its Subsidiaries and, to the knowledge of Zim, the other parties thereto, and is in full force and effect; and (ii) upon consummation of the Transactions shall continue in full force and effect without penalty or other adverse consequence. Zim and its Subsidiaries are not in breach of, or default under, any Material Contract.

         SECTION 4.15. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since February 28, 2002, except as disclosed in the Zim Due Diligence Materials, there has not been:

                  (a) Any material adverse change in the business, assets, condition (financial or otherwise), or results of operations of Zim or its Subsidiaries, or any fact, or any anticipated event which, individually or in the aggregate, may be reasonably expected to give rise to any Material Adverse Effect with respect to Zim or its Subsidiaries.

                  (b) Any change in any method of accounting or accounting practice of Zim or its Subsidiaries.

                  (c) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Zim or its Subsidiaries, or any repurchase, redemption, retirement or other acquisition by Zim or its Subsidiaries of any outstanding shares or capital stock or other securities of, or other equity or ownership interest in, Zim or its Subsidiaries.

                  (d) Any changes in the Articles of the Incorporation or the By-laws of Zim or its Subsidiaries or any amendment to any term of any outstanding security of Zim or its Subsidiaries.

                  (e) Any transaction or commitment made or contract or agreement entered into by Zim or its Subsidiaries relating to its assets or business outside the ordinary course of business.

                  (f) terminated any employees, officers and director have been terminated;

                  (g) granted any options under the ZIM Employee Stock Option plan;

                  (h)      made any capital expenditures in excess of $10,000;

                  (i) Any payment of any amounts to, or liability incurred in respect of, or sale of any properties or assets (real, personal, mixed, tangible or intangible) to, or any transaction or any agreement or arrangement with, any Person in which Zim or its Subsidiaries or any of its corporate officers and directors, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act) of any such Person has any direct or indirect ownership interest.

                  (j) Any agreement undertaken or commitment to do any of the foregoing.

         SECTION 4.16. INTELLECTUAL PROPERTY.

                  (a) Except as described in the Zim Due Diligence Materials, to the knowledge of Zim, Zim and its Subsidiaries own or possess adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service applications, trade names, copyrights, formulae, trade secrets, customer lists, software, strategies and know how (collectively, the "Intellectual Property") necessary to the conduct of their business as now conducted and as proposed to be conducted, and no claim is pending or threatened to the effect that the operations of Zim or its Subsidiaries infringe upon or conflict with the rights of any other Person. No claim is pending or, to the knowledge of Zim, threatened to the effect that any such Intellectual Property owned or licensed by Zim or its Subsidiaries, or which Zim or its Subsidiaries otherwise has the right to use, is invalid or unenforceable by Zim or its Subsidiaries. All formulae, trade secrets, customer lists, strategies and know how have been kept confidential by Zim or its Subsidiaries.

                  (b) To the knowledge of Zim, the Intellectual Property owned by Zim or its Subsidiaries or for which Zim or its Subsidiaries is the exclusive licensee is free and clear of all Liens, is not currently being challenged in any way, has not lapsed or expired and is not involved in any pending or threatened interference proceedings.

                  (c) Except as described in the Zim Due Diligence Materials, neither Zim nor any of its Subsidiaries have, during the five (5) years precedent to the date of this Agreement, been sued or charged in writing with, or been a defendant in any claim, suit, action or proceeding relating to the business of Zim or its Subsidiaries that involves a claim of infringement of any Intellectual Property. To the Knowledge of Zim, no Person has made any claim of infringement by Zim or its Subsidiaries, and no Person is improperly using, misappropriating or infringing any of the Intellectual Property. No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Zim or its Subsidiaries or restricting the licensing thereof by Zim or its Subsidiaries to any other party.

                  (d) Except as described in the Zim Due Diligence Materials, none of the present or former employees, officers or directors of Zim or its Subsidiaries owns directly or indirectly, in whole or in part, any of the Intellectual Property of Zim. Except as described in the Zim Due Diligence Materials, to the knowledge of Zim, each current and former officer, employee or consultant of Zim or its Subsidiaries having access to confidential or proprietary information of Zim or its Subsidiaries has executed and delivered to Zim or its Subsidiaries an agreement regarding the protection of such confidential and proprietary information and the assignment of inventions to Zim or its Subsidiaries. To the knowledge of Zim, Zim and its Subsidiaries are not and never have been engaged in any dispute or litigation with any employee or former employee regarding matters pertaining to Intellectual Property or assignment of inventions.

         SECTION 4.17. BOOKS AND RECORDS.

                  (a) The books, records and accounts of Zim and its Subsidiaries (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) were stated in reasonable detail and accurately and fairly reflect the transactions of Zim and its Subsidiaries, and (iii) accurately and fairly reflect the basis for the financial statements of Zim and its Subsidiaries.

                  (b) Zim and its Subsidiaries have implemented and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management's general and specified authorization and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied and to maintain the accountability for assets and liabilities.

         SECTION 4.18. EMPLOYEE BENEFIT PLANS.

                  (a) For purposes of this Agreement, "Benefit Plan" means any employment, severance or similar contract, arrangement or policy, and each plan or arrangement providing for insurance coverage, worker's compensation, disability benefits, supplementary unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, or other forms of incentive compensation or post retirement insurance, compensation or benefits that is maintained or contributed to by Zim or any of its Subsidiaries.

                  (b) Each Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules or regulations which are applicable to such Benefit Plan.

         SECTION 4.19. CONFLICTS OF INTEREST. To the Knowledge of Zim, none of the directors, officers, employees of Zim or its Subsidiaries, or any of their Affiliates, (a) has any material direct or indirect interest in any Person which does business with Zim or its Subsidiaries, (b) has any direct or indirect interest in any property, asset or right which is used by Zim or its Subsidiaries in the conduct of its business, or (c) has any contractual relationship with Zim or its Subsidiaries other than such relationship which occur from being an officer, employee, director or shareholder of Zim or its Subsidiaries.

         SECTION 4.20 BROKERS AND FINDERS. No broker, finder or investment bank has acted directly or indirectly for Zim, nor has Zim incurred any obligation to pay any brokerage, finder's or other fee or commission in connection with the Transactions.

         SECTION 4.21 NO MISLEADING STATEMENTS. The representations and warranties of Zim contained in this Agreement and each of the Schedules are accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein or therein not misleading

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to and covenants and agrees with Zim as follows:

         SECTION 5.01. ORGANIZATION AND QUALIFICATION. The Company: (a) is duly organized, validly existing and in good standing under the laws of Florida; (b) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted; and (c) is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary.

         SECTION 5.02. CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 100,000,000 shares of capital stock, par value $.001 per share. As of the date of this Agreement: (i) 1,535,455 Company Shares were issued and outstanding; and (ii) no Company Shares are, or ever have been, held in the Company's treasury. All outstanding Company Shares are validly issued, fully-paid and nonassessable and are not subject to preemptive rights. There are no outstanding subscriptions, options, warrants, calls, rights, commitments or any other agreements to which the Company is a party or by which the Company is bound which obligate the Company to: (A) issue, deliver or sell or cause to be issued, delivered or sold any additional the Company Shares or any other capital stock of the Company or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such the Company Shares; or (B) purchase, redeem or otherwise acquire any the Company Shares and any other capital stock of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any the Company Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

                  (b) There are no voting trusts or shareholder agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

                  (c) The Company Shares to be issued in the Amalgamation, will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

         SECTION 5.03. AUTHORIZATION AND VALIDITY OF AGREEMENT. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions in accordance with the terms of this Agreement. The Board of

Directors of the Company has duly authorized the execution, delivery and performance of this Agreement by the Company, and, except as set forth on
SCHEDULE 5.04, no other action or other proceedings on the part of the Company or its shareholders is necessary to authorize this Agreement or the Transactions. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 5.04. CONSENTS AND APPROVALS. Set forth on Schedule 5.04 is a complete list of all consents, waivers, registrations, certificates, approvals, grants, franchises, concessions, permits, licenses, exceptions or authorizations of, or declarations or filings with, or notices or reports to,
(a) any Governmental Entity and (b) any other Person (including, but not limited to, any party to a contract or other agreement or commitment of the Company or its Subsidiaries) (collectively, the "Company Approvals"), which the Company must obtain or make in order to consummate the Transactions. Except as set forth on Schedule 5.04, all of the Company Approvals have been obtained and are in full force and effect, and Zim or its Subsidiaries is in full compliance with each of such Company Approvals.

         SECTION 5.05. NO VIOLATION. Assuming the receipt of all Company Approvals, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) conflict with or violate the Articles of Incorporation or the By-Laws of the Company; (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any Lien on any assets or property of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its assets or properties are bound; or (c) conflict with or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its assets and properties.

         SECTION 5.06. COMPLIANCE WITH LAWS. The Company is in material compliance with all applicable federal, state, provincial, local or foreign statutes, rules, regulations, decrees, ordinance, code requirements or orders of any Governmental Entity or rules of common law.

         SECTION 5.07. DISCLOSURE OF LIABILITIES. Except for liabilities disclosed on Schedule 5.07, the Company has not incurred any liability of any nature (whether accrued, absolute, contingent or otherwise).

         SECTION 5.08. PRIOR ACTIVITIES OF THE COMPANY. From the date of its incorporation through the date of this Agreement, the Company has not engaged in any business activity of any kind other than those directly related to the negotiation, execution and consummation of this

Agreement. Except for the letter of intent entered into with Zim, the Company is not party to any agreements.

         SECTION 5.09. SEC FILINGS. The Company Shares are registered with the SEC under Section 12(g)(3) of the Exchange Act. Except as listed on Schedule 5.09, the Company has timely filed and previously furnished to Zim true and correct copies of (i) its Registration Statement on Form 10-SB, (ii) its Quarterly Report on Form 10-QSB for the period ended April 30, 2001 and (iii) all other reports, registration statements, forms, schedules and other documents required to be filed by it with the SEC under the Exchange Act since the effective date of its registration statement on Form 10-SB, all in the form (including exhibits) so filed (collectively, the "COMPANY REPORTS"). As of their respective dates, the Company Reports complied in all material respects with the Securities Act, the Exchange Act and the then applicable published rules and regulations of the SEC with respect thereto at the date of their issuance and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited interim financial statements included in the Company Reports has been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly presents the financial position of the Company as at its date or the results of operations, stockholders equity or cash flows, subject to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect. Upon effectiveness of the Continuance, the successor entity to the Company under the CBCA will succeed to the registration status and reporting history of Private Capital Investors, Inc., a Florida corporation, under the Exchange Act and will continue to be a reporting issuer under the Exchange Act.

         SECTION 5.10. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 2000, there has not been any material adverse change in the business, assets, condition (financial or otherwise), results of operations or prospects of the Company.

         SECTION 5.11. LITIGATION. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened or contemplated against or affecting the Company or its properties and assets before any court or arbitrator or any Governmental Entity.

         SECTION 5.12. BROKERS AND FINDING. No broker, finder or investment bank has acted directly or indirectly for the Company or any of the Company Shareholders, nor has the Company or any of the Company Shareholders incurred any obligation to pay any brokerage, finder's or other fee or commission in connection with the Transactions.

         SECTION 5.13. NO MISLEADING STATEMENTS. The representations and warranties of the Company contained in this Agreement are accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein or therein not misleading.

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF COMPANY SHAREHOLDERS

         SECTION 5A.01 REPRESENTATIONS AND WARRANTIES OF COMPANY SHAREHOLDERS. The Company Shareholders hereby jointly and severally represent and warrant to Zim as follows:

                  (a) The Company Shareholders are the record and beneficial owners of the outstanding Company Shares, free and clear of any Liens, in the amounts set forth on Schedule 5A.01.

                  (b) Each of the Company Shareholders has full legal right, power and authority to enter into this Agreement. This Agreement has been duly authorized and delivered by each of the Company Shareholders and constitutes the legal, valid and binding obligation of each of the Company Shareholders enforceable against each of the Company Shareholders in accordance with its terms, except as enforcement thereof may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) Neither the execution and delivery of this Agreement by each of the Company Shareholders, nor the performance of this Agreement by each of the Company Shareholders, nor the consummation of the Transactions will require on the part of any of the Company Shareholders any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity that has not already been made, filed or received, as the case may be. Neither the execution or delivery of this Agreement by each of the Company Shareholders nor the performance of this Agreement by each of the Company Shareholders and the consummation by each of the Company Shareholders of the Transactions will (i) result in a violation or breach of, constitute a default under (with or without notice or lapse of time or both) give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any Lien on any assets or property of any of the Company Shareholders pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which any of the Company Shareholders is a party or by which any of the assets or properties of the Company Shareholders are bound; or (ii) conflict with or violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Company Shareholders or any of their properties or assets.

                  (d) Except for liabilities disclosed on Schedule 5.07, the Company has not incurred any liability of any nature (whether accrued, absolute, contingent or otherwise).

                                   ARTICLE VI
                              ADDITIONAL COVENANTS

         SECTION 6.01. CONDUCT OF BUSINESS BY ZIM. Except as contemplated by this Agreement, from the date of this Agreement to the Closing Date, Zim will conduct its operations, and will cause its Subsidiaries to conduct their operations, only in the ordinary and usual course of business and consistent with past practices and will use its best efforts to preserve intact its present business organization, keep available the services of its officers and employees and preserve its relationships with customers, suppliers and others so that its good will and ongoing business shall not be impaired. During such period, Zim shall promptly report to the Company any occurrence or omission which shall have caused any representation or warranty of Zim hereunder to become untrue as of the date of such occurrence or omission, and shall confer on a regular and frequent basis with representatives of the Company to report operational matters of a material nature and report the general status of the ongoing operations of the business of Zim. Without limiting the generality of the foregoing, and except as contemplated by this Agreement, Zim will not, prior to the Closing Date, without the prior written consent of the Company, which shall not be unreasonably withheld or delayed in each instance:

                  (i) Except as permitted by Section 2.04(b) and the grant of Zim Options with an exercise price of at least CDN$1.00, issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) any shares of capital stock of any class of Zim or its Subsidiaries (including Zim Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or convertible securities, other than upon the exercise, in accordance with the present terms thereof, of Zim Options, or (ii) any other securities in respect of, in lieu of or in substitution of outstanding Zim Shares;

                  (ii) Purchase or redeem or otherwise acquire, or propose to purchase or redeem or otherwise acquire, any outstanding shares of capital stock of any class of Zim or its Subsidiaries (including Zim Shares), or securities convertible to any such shares or any rights, warrants or options to acquire any such shares or convertible securities;

                  (iii) Declare or pay any dividend or distribution on any shares of the capital stock of Zim or its Subsidiaries other than as approved in writing by the Company or repurchase, redeem, retire or otherwise acquire any shares of the capital stock or securities of or equity or other ownership interest in, Zim or its Subsidiaries;

                  (iv) Authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into a letter of intent (whether or not binding), an agreement in principle or an agreement with respect to any merger, consolidation or business combination, any acquisition of assets or securities, any disposition of assets or securities or any change in the capitalization of Zim or its Subsidiaries, except as permitted by
Section 2.04(b) and except for the grant of Zim Options with an exercise price of at least CDN$1.00;

                  (v) Take any action which could make any representation or warranty in this Agreement untrue or incorrect, as if made as of such time;

                  (vi) Enter into any material agreement, contract or commitment (other than in the ordinary course of business and other than agreements, contracts or commitments which were under negotiation on the date hereof and were described in the Zim Due Diligence Materials);

                  (vii) Enter into any contract, agreement, license or commitment which would be breached or violated or in respect of which a right of acceleration would be created by the Company's execution and deliver of this Agreement and the transactions contemplated hereby; or

                  (viii) Agree in writing or otherwise to take any of the foregoing actions.

         SECTION 6.02. COVENANTS OF THE COMPANY. Except as contemplated by this Agreement, from the date of this Agreement to the Closing Date, the Company will conduct its operations only in the ordinary and usual course of business and consistent with past practices. During such period, the Company shall promptly report to the Zim any occurrence or omission which shall have caused any representation or warranty of the Company hereunder to become untrue as of the date of such occurrence or omission, and shall confer on a regular and frequent basis with representatives of Zim to report operational matters of a material nature and report the general status of the ongoing operations of the business of the Company. Without limiting the generality of the foregoing, and except as contemplated by this Agreement, the Company will not, prior to the Closing Date, without the prior written consent of Zim, which shall not be unreasonably withheld or delayed in each instance:

                  (a) Issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) any shares of capital stock of any class of the Company (including Company Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or convertible securities, or (ii) any other securities in respect of, in lieu of or in substitution of outstanding Company Shares, except as provided by Section 2.04(a);

                  (b) Purchase or redeem or otherwise acquire, or propose to purchase or redeem or otherwise acquire, any outstanding shares of capital stock of any class of the Company (including Company Shares), or securities convertible to any such shares or any rights, warrants or options to acquire any such shares or convertible securities;

                  (c) Declare or pay any dividend or distribution on any shares of the capital stock of the Company other than as approved in writing by Zim or repurchase, redeem, retire or otherwise acquire any shares of the capital stock or securities of or equity or other ownership interest in, the Company;

                  (d) Authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into a letter of intent (whether or not binding), an agreement in principle or an agreement with respect to any merger, consolidation or business combination, any acquisition of assets or securities, any disposition of assets or securities or any change in the capitalization of the Company;

                  (e) Take any action which could make any representation or warranty in this Agreement untrue or incorrect, as if made as of such time;

                  (f) Enter into any contract, agreement, license or commitment which would be breached or violated or in respect of which a right of acceleration would be created by the Zim's execution and deliver of this Agreement and the transactions contemplated hereby; or

                  (g) Agree in writing or otherwise to take any of the foregoing actions.

         SECTION 6.03. ACCESS AND INFORMATION CONFIDENTIALITY.

                  (a) Zim shall afford to the Company and to the Company's accountants, counsel and other representatives access throughout the period prior to the Closing Date to its senior management, properties, books, contracts, commitments and records and all other information concerning its business, properties and personnel as the Company may reasonably request.

                  (b) The Company shall afford to Zim and to its accountants, counsel and other representatives access throughout the period prior to the Closing Date to its senior management, properties, books, contracts, commitments and records and all other information concerning the Company as Zim may reasonably request.

                  (c) The Company has entered into a confidentiality agreement with Zim concerning the Company's obligations to protect the confidential information of Zim. The Company hereby affirms its obligations under such agreement. If this Agreement is terminated in accordance with
Section 9.01 hereof, Zim shall, and shall cause its accountants, counsel and other representatives to deliver to the Company all documents and other material, and all copies thereof, obtained by Zim or on its behalf from the Company in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such. If this Agreement is terminated in accordance with Section 9.01 hereof, the Company shall, and shall cause its accountants, counsel and other representatives to, deliver to Zim all documents and other material, and all copies thereof, obtained by the Company or on its behalf from Zim in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such.

         SECTION 6.04. REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations expeditiously and practicably to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and to effect all necessary registrations and filings.

         SECTION 6.05. NO SOLICITATION. Unless and until this Agreement shall have been terminated pursuant to Section 9.01 hereof, neither Zim nor any of its officers, directors or affiliates nor any Zim Shareholder or any of its representatives shall (a) initiate contact with, solicit or encourage any inquiry or proposal by or (b) enter into discussions with, or disclose, directly or indirectly, any information not customarily disclosed to the public concerning the business and properties of Zim to, or afford access to the properties, books or records of Zim to, any corporation, partnership, person or other entity or group in connection with any possible proposal (an "Acquisition Proposal") regarding a sale of Zim's capital stock or a merger, consolidation, sale of all or a substantial portion of the assets of Zim or any similar transaction, except for any transaction permitted by Section 2.04(b). Zim will notify the Company immediately if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested, with respect to an Acquisition Proposal or potential Acquisition Proposal or if any Acquisition Proposal is received or indicated to be forthcoming.

         SECTION 6.06. PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, the Company and Zim will obtain the written consent of each other prior to issuing any press release or otherwise making any public statement with respect to the Transactions and shall not issue any such press release or make any public statement prior to obtaining such consent, except as may be required by applicable law.

         SECTION 6.07. FEES AND EXPENSES. Assuming the consummation of the Transactions, all costs and expenses incurred by the Company hereto in connection with this Agreement and the Transactions (including, without limitation, fees and disbursements of counsel and accountants) shall be paid by Cooper Consultants, Inc. Assuming the consummation of the Transactions, all costs and expenses incurred by Zim hereto in connection with this Agreement and the Transactions (including, without limitation, fees and disbursements of counsel and accountants) shall be paid by Zim. In the event that the Transactions are not consummated for any reason, then each of the parties shall bear its own expenses in connection with this Agreement and the Transactions, except as otherwise provided in Section 9.02.

         SECTION 6.08. SEC FILINGS. The Company will file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and the Exchange Act, at all times after the date of this Agreement.

                                  ARTICLE VII
                                   CONDITIONS

         SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of the parties to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) statutory requirements for the valid consummation by the Company of the Transactions contemplated by this Agreement shall have been fulfilled; and all authorizations, waivers, consents, approvals and actions of all Governmental Entities required to be obtained in order to permit consummation of the Transactions contemplated by this Agreement shall have been obtained.

                  (b) No court of competent jurisdiction shall have issued any order, decree or injunction restraining or preventing the consummation of the Transactions or otherwise materially adversely affecting the Transactions;

                  (c) No investigation, action, suit or proceeding by any Governmental Entity, and no action, suit or proceeding by any other person, firm, corporation or entity, shall be pending on the Closing Date which challenges, or might reasonably be expected to result in a challenge to, this Agreement or the Transactions, or which claims, or might reasonably be expected to give rise to a claim for, damages in a material amount as a result of the consummation of the Transactions.

         SECTION 7.02. CONDITIONS TO OBLIGATION OF THE COMPANY AND THE COMPANY SHAREHOLDERS. The obligation of the Company and the Company Shareholders to consummate the Transactions shall be subject at the option of the Company to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) Zim shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date; and the representations and warranties of Zim set forth in Article IV hereof shall be true, correct and complete as of the Closing Date as if made as of such time, except as contemplated or permitted by this Agreement; and at the Closing, the Company shall have received certificates executed by the President of Zim to the foregoing effect;

                  (b) No action, suit, claim, investigation or proceeding shall be pending or threatened against Zim, any of its Subsidiaries or their properties and assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

                  (c) At the Closing, there shall be delivered to the Company and Company Shareholders the opinion of Borden Ladner Gervais LLP, counsel for Zim, dated the Closing Date, in form and substance reasonably satisfactory to the Company and its counsel.

                  (d) All corporate and other proceedings to be taken by Zim in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Company and its counsel, and the Company and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

                  (e) No material adverse change in the business, assets, condition (financial or otherwise) or results of operations of Zim and its Subsidiaries taken as a whole shall have occurred.

         SECTION 7.03. CONDITIONS TO OBLIGATIONS OF ZIM. The obligations of Zim to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) The Company and the Company Shareholders shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company and the Company Shareholders set forth in Article V and Article V-A hereof shall be true, correct and complete as of the Closing Date as if made as of such time, except as contemplated or permitted by this Agreement; and at the Closing, Zim shall have received a certificate executed by the President of the Company to the foregoing effect;

                  (b) No action, suit, claim, investigation or proceeding shall be pending or threatened against the Company or its properties and assets which, if adversely determined, could reasonably by expected to have a Material Adverse Effect;

                  (c) At the Closing, there shall be delivered to Zim the opinion of Shutts & Bowen LLP, counsel for the Company, dated the Closing Date, in form and substance reasonably satisfactory to Zim and its counsel.

                  (d) All corporate and other proceedings to be taken by the Company and the Company Shareholders in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Zim and its counsel, and Zim and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

                  (e)      The Related Transactions shall have been completed.

                  (f) Tax clearance certificates referred to Section 2.07 have been received by the Company.

                  (g) The Company shall have no liabilities of any nature, accrued, absolute, contingent or otherwise, except as described in Schedule 5.07.

                  (h) The Company (or the successor entity under the CBCA pursuant to the Continuance) shall continue to be a public company in the United States by virtue of the registration of its common stock under Section 12(g) of the Exchange Act.

                  (i) The Company shall have been issued a receipt for a final prospectus in the province of Ontario qualifying the conversion of its special shares.

                                  ARTICLE VIII
                    SURVIVAL OF REPRESENTATIONS, WARRANTIES
                         AND COVENANTS; INDEMNIFICATION

         SECTION 8.01. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties and covenants of the Company, Company Shareholders and Zim contained in this Agreement or in any schedule, document, written statement, certificate or other instrument delivered by or on behalf of the Company, Company Shareholders or Zim, as the case may be, pursuant to the terms of this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Company, the Company Shareholders or Zim, as the case may be, and the completion of the Transactions and shall terminate on the second anniversary of the Closing Date; provided that nothing in this Agreement shall be deemed to limit any right or remedy of any party for criminal activity or fraud, or breaches of covenants or inaccuracies in any representations or warranties set forth in the Lockup Agreement.

         SECTION 8.02. EXCLUSIVE REMEDY. The exclusive remedy of the parties for any and all claims arising from or related to this Agreement or the transactions contemplated by this Agreement (whether in contract, tort or otherwise) shall be to assert a claim for indemnification pursuant to Section 8.03, except for those claims specifically excluded under Section 8.01.

         SECTION 8.03. INDEMNIFICATION.

                  (a) Zim, from and after the Closing, shall indemnify and hold the Company and the Company Shareholders harmless from and against any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses) ("Damages") suffered by any of them as a result of, caused by, arising out of, or in any way relating to any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Zim under this Agreement.

                  (b) The Company, from and after the Closing, shall indemnify and hold Zim harmless from and against any and all Damages suffered by any of them as a result of, caused by, arising out of, or in any way relating to any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Company under this Agreement.

                  (c) The Company Shareholders, from and after the Closing, shall indemnify and save the Company and Zim harmless from any and all Damages suffered by any of them as a result of, caused by, arising out of, or in any way relating to any misrepresentation, breach of warranty, or non-fulfillment of any agreements or covenant on the part of the Company Shareholders under this Agreement.

                  (d) Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such discovery of facts or third-party action being collectively referred to herein as a "Matter"), with respect to any Matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Matter if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such Matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the

Matter, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

                  (e) The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Matter with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention so to contest shall be delivered by the indemnifying party to the indemnified party within 20 calendar days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Matter. If the indemnifying party has elected to assume the defense of any Matter, except as otherwise provided in this Section 8.03, the indemnifying party will not be liable for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if the indemnifying party fails to notify the indemnified party of its intent to assume the defense of the Matter within such 20-day period, the indemnified party may assume its own defense, and the indemnifying party will be liable for any reasonable expenses thereof. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any particular Matter, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. At any time after the commencement of the defense of any Matter, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Matter, whereupon such action shall be taken unless the indemnified party reasonably determines that the contest should be continued, and so notifies the indemnifying party in writing within 15 calendar days of such request from the indemnifying party. Whenever the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Matter had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party. The indemnified party shall not settle any Matter for which it is seeking indemnification without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

                  (f) If requested by the indemnifying party, the indemnified party agrees to cooperate, including, without limitation, providing reasonable access to its books and records relating to the Matter, with the indemnifying party and its counsel in contesting any Matter that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Matter, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Matter with respect to all reasonable requests for such cooperation.

                  (g) The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including governmental authorities, asserting any Matter against the indemnified party or conferences with representatives of or counsel for such Persons.

                  (h) The indemnifying party shall pay to the indemnified party any amounts to which the indemnified party may become entitled by reason of the provisions of this Section 6.13, such payment to be made within five business days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Section 8.03, the amount shall be reduced by all Tax benefits and other reimbursements credited to or received by the indemnified party related to the Damages and shall be increased by the amount of any Taxes actually paid by the indemnified party as a result of the indemnified party's receipt of such Damages.

                                   ARTICLE IX
                       TERMINATION; AMENDMENT AND WAIVER

         SECTION 9.01. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a)      By mutual written consent of Zim and Company;

                  (b) By Zim or by Company if, at or before the Closing, any conditions set forth herein for the benefit of Zim or Company, as the case may be, (i) shall not have been timely met or (ii) shall have become impossible to satisfy;

                  (c) By Zim, if there has been a material breach of this Agreement on the part of the Company or any of the Company Shareholders with respect to any of their covenants, representations or warranties contained herein and such breach has not been cured within 10 days after written notice thereof from Zim;

                  (d) By Company, if there has been a material breach of this Agreement on the part of Zim with respect to any of their covenants, representations or warranties contained herein and such breach has not been cured within 10 days after written notice thereof from Company; or

                  (e)      By Zim or the Company if:

                           (i)      the Closing shall not have occurred on or
before June 15, 2003, or such later date as may have been agreed upon in writing by Zim and the Company; provided, that the right to terminate this Agreement under this clause (i) shall not be available to any party if such party's breach of any representation, warranty or agreement contained in this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

                           (ii)     there shall be a final nonappealable order
of a court of competent jurisdiction in effect preventing consummation of the Transactions;

                           (iii)    there shall be any action taken, or any
statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity which would make consummation of the Transactions illegal; or (iv) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity, which would render Zim or the Company unable to consummate the Transactions.

                  (f) The party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

         SECTION 9.02. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any party, except (i) the provisions of Section 6.03(c) hereof shall survive indefinitely; and (ii) in the event this Agreement is terminated pursuant to Section 9.01(c), the reasonable, documented expenses incurred by Zim shall be paid by the Company. All payments pursuant to this section shall be made within 30 days of a written claim.

         SECTION 9.03. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company, the Company Shareholders and Zim.

         SECTION 9.04. WAIVER. At any time prior to the Closing, the Company and Zim, by action taken by their respective Boards of Directors, may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of the party hereto any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X
                               GENERAL PROVISIONS

         SECTION 10.01. NOTICES. All notices, requests, claims, demands and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date of delivery (if delivered personally), three days after the date of mailing (if mailed by registered or certified mail, postage prepaid, return receipt requested to the parties at the following addresses), or on the date of transmission (if sent by electronic transmission to the telecopier number specified below):

                  (a)      If to the Company:
                           511 N.E. 94th Street
                           Miami Shores, Florida 33138
                           Attention: Stuart D. Cooper
                           Fax: (305) 759-2444

with a copy to:
                           Shutts & Bowen LLP
                           201 South Biscayne Boulevard
                           Suite 1500
                           Miami,  Florida  33131
                           Attention: Alfred G. Smith, II
                           Fax: (305) 381-9982

                  (b)      If to Zim:
                           20 Colonnade Road, Suite 200
                           Ottawa, Ontario Canada K2E7M6
                           Attention: Kathy Aubrey-Moore
                           Fax: (613) 727-9868

With a copy to:

                           Borden Ladner Gervais LLP
                           1100-100 Queen Street
                           Ottawa, ON  K1P 1J9
                           Attention: Timothy J. McCunn
                           Fax: (613) 230-8842

         Notice to a "copy to" address shall be provided as a courtesy, but shall not be deemed to be actual notice received by a party for any purpose. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         SECTION 10.03. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.04. SEVERABILITY. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

         SECTION 10.05. ENTIRE AGREEMENT. This Agreement (together with the Schedules and the Exhibits) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

         SECTION 10.06. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

         SECTION 10.07. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 10.08. TIME. Time is of the essence with respect to this Agreement.

         SECTION 10.09. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are in addition to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 10.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario.

         SECTION 10.11. JURISDICTION. Each party hereby irrevocably submits to the exclusive jurisdiction of the Province of Ontario in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in a court of competent jurisdiction in the Province of Ontario (and waives any objection based on forum non convenieces or any other objection to venue therein).

         SECTION 10.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed, or caused to be executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

COMPANY:

PRIVATE CAPITAL INVESTORS, INC.



By: /s/ STUART D. COOPER
   ---------------------------------
Title: PRESIDENT
      ------------------------------

ZIM:

ZIM TECHNOLOGIES INTERNATIONAL INC.



By: /s/ MICHAEL COWPLAND
   ---------------------------------
Title: PRESIDENT
      ------------------------------

COMPANY SHAREHOLDERS:


 /s/ STUART D. COOPER
------------------------------------
STUART COOPER, Individually

COOPER FAMILY TRUST



By: /s/ STUART D. COOPER
   ---------------------------------
      TRUSTEE
      ------------------------------

GLOBAL INTERMATCH, INC.



By: /s/ STUART D. COOPER
   ---------------------------------
Title: PRESIDENT
      ------------------------------

COOPER CONSULTANTS:

COOPER CONSULTANTS, INC.



By: /s/ STUART D. COOPER
   ---------------------------------
       Stuart Cooper, President